Exhibit 99.2

For Immediate Release

CONTACT:	Stephen Jacobs, Chief Financial Officer, ALM
Phone: (212) 545-6248 E-mail: sjacobs@amlaw.com

AMERICAN LAWYER MEDIA REPORTS YEAR-END
AND FOURTH QUARTER RESULTS FOR FY 2002

NEW YORK (March 31, 2003) – American Lawyer Media, Inc. (ALM), the nation’s leading legal journalism and information company, announced today that FY 2002 earnings before interest, taxes, depreciation, amortization, other income and expense and a one-time impairment charge (EBITDA) totaled $22.6 MM, a decrease of 6.2%, or $1.5 MM, over FY 2001, as the company released year-end and fourth quarter results for its 2002 fiscal year, ending December 31. Revenues for FY 2002 totaled $132.9 MM, a decrease of 8.8%, or $12.9 MM, over FY 2001.

Total operating expenses for FY 2002 decreased to $146.4 MM, a decline of 3.5%, or $5.3 MM, compared to FY 2001. Included in FY 2002 and fourth quarter FY 2002 results is a $19.5 MM one-time charge for the impairment of goodwill associated with the acquisition of Law.com. Excluding the one-time Law.com impairment charge, total operating expenses for FY 2002 decreased to $126.9 MM, a decline of 16.3%, or $24.8 MM, compared to FY 2001. Of the $24.8MM decrease in FY 2002 operating expenses, $11.4MM was the result of cost containment efforts and $13.4MM was attributable to the discontinuation of goodwill amortization. ALM’s operating loss for FY 2002 was $13.4 MM, compared to an operating loss of $5.8 MM for FY 2001. Excluding the one-time Law.com impairment charge and non-cash depreciation and amortization from ALM’s operating loss, EBITDA was $22.6 MM for FY 2002 compared to $24.1 MM for FY 2001.

Fourth quarter revenues for FY 2002 were $34.6 MM, a decrease of 2.4%, or $0.8 MM, compared to the same period of FY 2001. Fourth quarter total operating expenses, excluding the $19.5 MM one-time Law.com impairment charge, decreased to $33.4 MM, a reduction of 9.7%, or $3.6 MM, over the comparable FY 2001 period. All of the $3.6 MM decrease is attributable to the discontinuation of goodwill amortization. ALM’s operating loss for fourth quarter 2002 was $18.4 MM, compared to an operating loss of $1.6 MM for FY 2001. Excluding the one-time Law.com impairment charge and non-cash depreciation and amortization from ALM’s operating loss, fourth quarter EBITDA was $5.1 MM, a decrease of 12.0%, or $0.7 MM, over the comparable period in FY 2001.

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ALM Announces FY 2002 Earnings Results

On May 1, 2002, ALM acquired the Web content and seminar businesses previously operated by Law.com, Inc. Fourth quarter and year-end results for FY 2002 include revenues and expenses relating to the acquired businesses, dating from May 1, 2002, as well as revenues and expenses recorded by ALM as a result of a licensing agreement with Law.com, prior to May 1, 2002. ALM’s FY 2001 results include revenues and expenses recorded by ALM as a result of a licensing agreement with Law.com. Prior to the acquisition, Law.com spun off its legal application services businesses, RealLegal, LLC, to the shareholders of Law.com. ALM’s fourth quarter and year-end FY 2002 results include revenues received by ALM as a result of a licensing agreement with RealLegal, LLC, effective as of May 1, 2002.

ALM’s FY 2002 results include fourth quarter restructuring charges of $0.4 MM, bringing FY 2002 total restructuring charges to $1.5 MM. ALM’s FY 2001 results include restructuring charges of $2.0 MM. Restructuring charges in both FY 2002 and FY 2001 consist primarily of severance payments associated with staff reductions.

ALM’s EBITDA results include barter transactions for equity with RealLegal, LLC and other third parties totaling $2.8 MM and $1.8 MM, respectively, for FY 2002 and FY 2001, as well as $0.2 MM and $0.4 MM, respectively, for the fourth quarter of FY 2002 and the fourth quarter of FY 2001.

ALM’s FY 2002 and fourth quarter 2002 results include operating losses from its Law.com subsidiary of $2.0 MM and $0.7 MM, respectively.

ALM’s FY 2002 interest expense was $19.1 MM and $26.4 MM at its parent, American Lawyer Media Holdings, Inc. Fourth quarter 2002 interest expense was $4.9 MM at ALM and $6.8 MM at American Lawyer Media Holdings, Inc. The cash portion of this interest expense for both ALM and American Lawyer Media Holdings, Inc. was $17.4 MM for FY 2002 and $9.0 MM for the fourth quarter of 2002.

A consolidated statement of operations for the fourth quarter and complete fiscal years ended December 31, 2002 and 2001, as well as a December 31, 2002 and December 31, 2001 balance sheet, including further detail and breakdowns on the results reported above, are included as attachments to this press release. Further details on company results for the complete year and fourth quarter of FY 2002 are available in reports filed by ALM and its parent corporation, American Lawyer Media Holdings, Inc., with the Securities and Exchange Commission.

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ALM Announces FY 2002 Earnings Results

Headquartered in New York City, ALM is a leading integrated media company, focused on the legal industry. ALM currently owns and publishes 23 national and regional legal magazines and newspapers, including The American Lawyer® and The National Law Journal®. ALM’s other businesses include Web, book, custom and newsletter publishing, court verdict and settlement reporting, production of legal trade shows and conferences, educational seminars and distribution of content related to the legal industry. ALM was formed by U.S. Equity Partners, L.P., a private equity fund sponsored by Wasserstein & Co., LP. More information on ALM, its business and services is available on the Web at www.americanlawyermedia.com.

Portions of this release may contain forward-looking statements regarding plans, projections or the future performance of American Lawyer Media, Inc. These forward-looking statements are subject to risks and uncertainties. Important cautionary statements and a discussion of risk factors that could affect actual performance are contained in the materials filed by American Lawyer Media, Inc. with the Securities and Exchange Commission.

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ALM Announces FY 2002 Earnings Results

American Lawyer Media, Inc.
Consolidated Statements of Operations
(In thousands)
(unaudited)

	For the Three Months Ended
	December 31,

	2002	2001

NET REVENUES:
Periodicals:
Advertising	$19,928	$20,438
Subscription	6,049	5,937
Ancillary products and services	8,577	9,024

Total net revenues	34,554	35,399

OPERATING EXPENSES:
Editorial	5,230	5,536
Production and distribution	8,046	7,341
Selling	6,779	6,777
General and administrative	9,391	9,944
Depreciation and amortization	3,937	7,370
Impairment of goodwill and intangibles	19,521	—

Total operating expenses	52,904	36,968

Operating loss	(18,350)	(1,569)
Interest expense	(4,902)	(3,403)
Other (expense) income	(426)	78

Loss before income taxes	(23,678)	(4,894)
Benefit for income taxes	7,360	9,954

Net (loss) income	$(16,318)	$5,060

Reconciliations of GAAP to Non-GAAP Financial Measures

Reconciliations of GAAP to non-GAAP financial measures are provided below. We believe that the use of non-GAAP financial measures enables us and investors to evaluate, and compare from period to period our results from ongoing operations in a more meaningful and consistent manner.

Consolidated Reconciliation	For the Three Months Ended
	December 31,

	2002	2001

Operating loss	$(18,350)	$(1,569)
Adjustments to arrive at EBITDA:
Depreciation and amortization	3,937	7,370
Impairment of goodwill and intangibles	19,521	—

EBITDA	$5,108	$5,801

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ALM Announces FY 2002 Earnings Results

American Lawyer Media, Inc.
Consolidated Statements of Operations
(In thousands)
(unaudited)

	For the Years Ended
	December 31,

	2002	2001

NET REVENUES:
Periodicals:
Advertising	$76,702	$85,206
Subscription	23,787	23,248
Ancillary products and services	32,460	37,379

Total net revenues	132,949	145,833

OPERATING EXPENSES:
Editorial	21,412	23,000
Production and distribution	27,254	30,766
Selling	26,535	28,436
General and administrative	35,161	39,542
Depreciation and amortization	16,507	29,900
Impairment of goodwill and intangibles	19,521	—

Total operating expenses	146,390	151,644

Operating loss	(13,441)	(5,811)
Interest expense	(19,108)	(18,466)
Other income (expense)	356	(5,436)

Loss before income taxes	(32,193)	(29,713)
Benefit for income taxes	9,908	11,804

Net loss	$(22,285)	$(17,909)

Reconciliations of GAAP to Non-GAAP Financial Measures

Reconciliations of GAAP to non-GAAP financial measures are provided below. We believe that the use of non-GAAP financial measures enables us and investors to evaluate, and compare from period to period our results from ongoing operations in a more meaningful and consistent manner.

Consolidated Reconciliation	For the Years Ended
	December 31,

	2002	2001

Operating loss	$(13,441)	$(5,811)
Adjustments to arrive at EBITDA:
Depreciation and amortization	16,507	29,900
Impairment of goodwill and intangibles	19,521	—

EBITDA	$22,587	$24,089

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ALM Announces FY 2002 Earnings Results

American Lawyer Media, Inc.
Consolidated Balance Sheets
At December 31, 2002 and 2001
(In thousands, except share data)
(unaudited)

	2002	2001

ASSETS
Current assets:
Cash and cash equivalents	$824	$2,377
Accounts receivable, net of allowance for doubtful accounts and returns of $2,589 and $2,270, respectively	15,801	16,051
Deferred tax assets, net	5,146	3,925
Inventories, net	621	1,530
Due from parent	6,957	656
Other current assets	2,537	2,575

Total current assets	31,886	27,114
Property, plant and equipment, net	11,417	11,384
Intangible assets, net	119,939	129,122
Goodwill	145,540	141,041
Deferred financing costs, net of accumulated amortization of $3,847 and $3,391, respectively	4,884	4,525
Other assets	5,299	1,664

Total assets	$318,965	$314,850

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	$3,899	$5,941
Accrued expenses	14,888	10,627
Accrued interest payable	923	954
Deferred income (including deferred subscription income of $17,134 and $15,065, respectively)	22,170	18,515
Other current liabilities	379	350

Total current liabilities	42,259	36,387

Long term debt:
Revolving credit facility	32,300	27,000
Senior notes	175,000	175,000

Total long term debt	207,300	202,000
Deferred tax liability, net	16,133	25,366
Other noncurrent liabilities	7,049	7,271

Total liabilities	272,741	271,024

Stockholder’s equity:
Common stock — $.01 par value; 1,000 shares authorized; 100 issued and outstanding	—	—
Paid-in-capital	156,475	130,253
Accumulated deficit	(108,729)	(86,444)
Accumulated other comprehensive (loss) gain	(1,522)	17

Total stockholder’s equity	46,224	43,826

Total liabilities and stockholder’s equity	$318,965	$314,850

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